Page 9 of 18 Pages

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                                                            Page 10 of 18 Pages

                               PLEDGE AGREEMENT

     PLEDGE AGREEMENT made this 6th day of September, 1996, by and among John Sanford, ("Pledgor"), Maureen S. Paparella ("Pledgee") and Kane Kessler, P.C. ("Escrow Agent").

                              W I T N E S S E T H :

     WHEREAS, Pledgor has purchased from Pledgee, all of Pledgee's interest in certain convertible notes ("Convertible Notes") of Wilson Brothers, an Illinois corporation ("Wilson"), accounts receivable ("A/R"s) and common stock ("Common Stock") of Wilson, all as more fully set forth on Exhibit "A" hereto (collectively, the "Securities") pursuant to a certain Letter Agreement dated August 27, 1996, among Pledgor, Pledgee, Wilson and the Estate of Bruce Paparella, deceased ("Letter Agreement"); and

     WHEREAS, in connection with such purchase, the Pledgor has delivered to Pledgee a Promissory Note in the amount of Fifty-Five Thousand Dollars ($55,000.00), plus interest (the "Promissory Note"); and

     WHEREAS, Pledgee requires certain security for the payment of the Promissory Note;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties agree as follows:

     1. To secure payment of the Promissory Note when due, Pledgor hereby delivers to the Escrow Agent, in pledge, certificates, assignments and/or other forms of securities



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evidencing fifty (50%) percent of the Securities sold by Pledgee to Pledgor pursuant to the Letter Agreement, as set forth on Exhibit "A" hereto, accompanied by stock and/or bond powers therefor, duly endorsed in blank by the Pledgor. The term "Collateral" as used herein means the shares of Common Stock evidenced by the certificates, the Convertible Notes and A/Rs so pledged, plus any and all securities, cash or other property issued in respect of any distribution, interest payment, payment against an A/R, dividend or stock split thereof, or securities issued upon conversion of the Convertible Notes. Unless and until an Event of Default shall occur under the Promissory Note, the Letter Agreement or this Pledge Agreement, Pledgor shall have the right to vote the Securities pledged herein. The Pledgor shall forthwith deliver to the Escrow Agent any of the same in the manner set forth above, which shall be held by the Escrow Agent as part of the Collateral in accordance with the terms of this Agreement.

     2. Upon payment in full of the Promissory Note, the Pledgee shall forthwith notify the Escrow Agent in writing. Upon receipt of such notice, or delivery by the Pledgor of evidence satisfactory to Escrow Agent, with a copy to the


                                                            Page 11 of 18 Pages

Pledgee, that the Promissory Note has been paid in full, on or after the eleventh (11th) day following receipt of such evidence, the Collateral shall be released from pledge hereunder and delivered by the Escrow Agent to the Pledgor and the pledge created hereby with respect thereto shall thereupon terminate.

     3. If an Event of Default under the Promissory Note should occur, which is not cured within the applicable grace


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period, Pledgee shall notify the Escrow Agent in writing, with a copy of such notice to Pledgor. On or after the eleventh (11th) day following receipt of such notice, the Escrow Agent shall deliver the Collateral to the Pledgee, who shall be entitled to exercise all of the rights and remedies of a secured party under the Uniform Commercial Code of New York with respect to the Collateral, provided, however, that any sale of such Collateral, shall be conducted by the Escrow Agent. The proceeds of any such sale shall first be applied in payment of the expenses of the sale, then to accrued or imputed and unpaid interest, then to principal amount of the Promissory Note. In connection with any such sale, in addition to any documentation delivered to the Escrow Agent concurrent with the execution and delivery of this Agreement, Pledgor shall execute and deliver any further documentation requested by the Escrow Agent or Pledgee, including, without limitation, additional stock and bond powers and assignments necessary to permit the sale or transfer of the Collateral on the books of the Corporation.

     4. Anything contained in Paragraph 2 to the contrary notwithstanding, in the event the Escrow Agent shall receive written notice from the Pledgee, given in good faith, that the Pledgor is in default under the Promissory Note, which notice must be received by the Escrow Agent on or before the tenth (10th) day following the date on which the Escrow Agent received the evidence from the Pledgor that the Promissory Note has been paid in full, the Escrow Agent shall thereupon take no action with respect to the Collateral it is holding hereunder unless and until it has received


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an order of a court of competent jurisdiction directing its disposition of the
Collateral or written direction duly executed by all of the parties hereto.

     5. Anything contained in Paragraph 3 to the contrary notwithstanding, in the event the Escrow Agent shall receive written notice from the Pledgor, given in good faith, that the Pledgor is not in default under the Promissory Note, which notice must be received by the Escrow Agent on or before the tenth (10th) day following the date on which the Escrow Agent received the Pledgee's notice of default, the Escrow Agent shall thereupon take no action with respect to the Collateral it is holding hereunder unless and until it has received an order of a court of competent jurisdiction directing its disposition of the Collateral or


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written direction duly executed by all of the parties hereto.

     6. The Escrow Agent agrees to serve without compensation for its services hereunder; however, the Pledgor and Pledgee, jointly and severally, agree to reimburse the Escrow Agent for all reasonable expenses, disbursements and advances incurred or made by the Escrow Agent in performance of its duties hereunder, including reasonable attorneys' fees incurred in seeking legal advice with respect to the interpretation of this Agreement or performance of its duties hereunder.

     It is agreed that the duties of the Escrow Agent are only such as are herein specifically provided, being purely ministerial in nature, and that it shall incur no liability whatever except for willful misconduct or gross negligence so long as it has acted in good faith.


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     The Escrow Agent shall be under no responsibility in respect of any of the items deposited with it other than faithfully to follow the instructions herein contained. It may consult with counsel and shall be fully protected in any action taken in good faith in accordance with such advice. It shall not be required to defend any legal proceedings which may be instituted against it in respect of the subject matter of these instructions unless requested to do so by the undersigned and indemnified to its satisfaction against the cost and expense of such defense. It shall have no responsibility for the genuineness or validity of any document or other item deposited with it and it shall be fully protected in acting in accordance with any written instruction given to it hereunder and believed by it to have been signed by the proper parties.

     The Escrow Agent may resign as such upon delivery of written notice of resignation to each of the parties hereto, such resignation to be effective on the tenth (10th) day following the date such notice is delivered to the Pledgor and the Pledgee.

     If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     7. The Pledgor and the Pledgee, jointly and severally, covenant and agree to indemnify the Escrow Agent for, and hold it harmless against, any loss, liability or expense incurred without gross negligence or bad faith on the part of the Escrow Agent and


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arising out of or in connection with the acceptance or administration of this
Agreement.

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     8. This Agreement shall be binding upon the undersigned and their respective successors and assigns and shall inure to the benefit of Pledgee, her heirs, administrators, successors and assigns. The Agreement cannot be changed, modified or otherwise affected orally, but only by an instrument signed by the parties to be charged.

     9. Any notice, request, instruction or other document required or permitted to be given pursuant to this Agreement shall be deemed duly given if made in writing and delivered personally, sent by facsimile with confirmation of receipt, or deposited in the United States mail and sent by certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

          To Pledgor:

               Mr. John Sanford
               c/o Carr Securities Corp.
               One Penn Plaza
               Suite 4720
               New York, NY 10119
               Fax 212-760-0714

          To Pledgee:

               Mrs. Maureen S. Paparella
               187 Cinnabar Lane
               Yardley, Pennsylvania 19067

          To Escrow Agent:

               Kane Kessler, P.C.
               1350 Avenue of the Americas - 26th Floor
               New York, New York  10019
               Attention:  Jeffrey S. Tullman, Esq.
               Fax:  (212) 245-3009

or such other address as to any party may give notice in the manner prescribed by this Paragraph 9.


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                                                            Page 14 of 18 Pages

     10. This Agreement is made under and shall be governed and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in that State.

     IN WITNESS WHEREOF, the parties hereto have executed this Pledge Agreement on the day and year first above written.

                                    Pledgor:

                                      /s/ John Sanford
                                    -----------------------------------
                                          John Sanford

                                    Pledgee:

                                      /s/ Maureen S. Paparella
                                    -----------------------------------
                                          Maureen S. Paparella


                                    Escrow Agent:

                                    Kane Kessler, P.C.:

                                       By: /s/ Jeffrey S. Tullman, Esq.
                                          -----------------------------
                                           Jeffrey S. Tullman, Esq.


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